Exhibit 99.1

Heidrick & Struggles Announces Appointment of Two New Independent Board Members

Vijaya Kaza and Timothy Carter Newest Appointments to Board of Directors

CHICAGO, September 24, 2024 – Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier provider of global leadership advisory and on-demand talent solutions, today announced the appointment of Vijaya Kaza and Timothy Carter to its Board of Directors as independent directors, effective immediately. The Company also announced that long-serving board member Lyle Logan will depart, effective September 26. Following these changes, the Company’s Board of Directors consists of nine directors, eight of whom are independent.

“We are thrilled to welcome both Vijaya and Tim to our Board, and on behalf of Heidrick & Struggles and the Board of Directors, I would like to thank Lyle for his valuable contributions to the Company and wish him well with his future endeavors,” said Tom Monahan, CEO of Heidrick & Struggles. “Vijaya’s executive experience overseeing digital products, consumer experience, and cybersecurity, combined with Tim’s record of value creation in complex advisory businesses, will greatly enhance our Board’s capabilities and value in the marketplace as we continue to innovate and grow across diverse industries. Furthermore, Tim’s appointment marks the first time a public company CFO joins our Board, bringing a new depth of financial expertise to help guide our strategic decisions.”

Vijaya Kaza currently serves as Chief Security Officer & Vice President, Engineering—Trust and Safety at Airbnb, Inc. She brings over two decades of experience in the technology sector and has been instrumental in driving digital transformation and product development in high-growth technology companies. Her technical expertise and leadership in AI/ML, Cybersecurity, and SaaS/Cloud security will provide significant value to Heidrick & Struggles amid the evolving leadership landscape.

Timothy Carter is the former Chief Financial Officer of Piper Sandler Companies, where he played a pivotal role in steering the firm through a period of value creation through both strategic growth initiatives and major acquisitions. With over 30 years of financial leadership experience, Timothy has demonstrated strong capabilities in capital deployment, corporate governance, and business unit autonomy. His financial acumen and experience will contribute invaluable insights into governance and strategic growth across multiple industries.

“I am excited to join Heidrick & Struggles’ Board of Directors and look forward to contributing to the company’s continued growth and innovation,” said Vijaya Kaza. “Heidrick & Struggles has an impressive legacy of delivering world-class leadership advisory services, and I’m eager to support their mission in building future-ready leaders and organizations.”

Timothy Carter added, “Having worked closely with Heidrick & Struggles in the past, I have seen firsthand the impact they make in transforming leadership teams across industries. I’m honored to join the Board at this pivotal time and contribute to the company’s ongoing success.”

About Heidrick & Struggles

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world’s top organizations. As trusted leadership advisors, we partner with clients to develop future-ready leaders and organizations, bringing together our services in executive search, diversity and inclusion, leadership assessment and development, and on-demand independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help clients change the world, one leadership team at a time. Learn more at www.heidrick.com.

Media Contact

Bianca Wilson

Director, Public Relations, Americas

Heidrick & Struggles

bwilson@heidrick.com

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